Exhibit 3.26

LIMITED LIABILITY COMPANY AGREEMENT

OF

OCCV3, LLC

This Limited Liability Company Agreement (this “Agreement”) of OCCV3, LLC is entered into effective as of September 27, 2006 by Eric Company, a Delaware corporation (the “Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1. Name. The name of the limited liability company governed hereby is “OCCV3, LLC” (the “Company”).

2. Certificates. Peter M. Norman, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the execution of this Agreement, his powers as an authorized person shall cease and the Member shall thereafter be designated as an authorized person within the meaning of the Act. The Member or an Officer (as hereinafter defined) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 15.

5. Principal Business Office. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

8. Members. The name and the mailing address of the initial Member is as follows:

Name	Address
Eric Company	One Owens Corning Pkwy Toledo, OH 43659

9. Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 22 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Capital Contributions. The Member is deemed admitted as the sole Member of the Company upon its execution and delivery of this Agreement. The Member has made or is making an initial contribution of $100.00 to the Company.

12. Additional Contributions. The Member is not required to make additional capital contributions to the Company.

13. Capital Accounts. Separate capital accounts shall be maintained for each Member on the books of the Company. Each capital account shall be adjusted to reflect such Member’s shares of allocations and distributions as provided in Section 14 of this Agreement, and any additional capital contributions to the Company or withdrawals of capital from the Company.

14. Distributions. Distributions shall be made to the Member at such times and in such amounts as the Member shall determine. Distributions shall be shared among the Member(s) in accordance with their Percentage Interests. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

15. Management. Management of the Company shall be vested in the Officers appointed in accordance with Section 16 of this Agreement. The Officers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all things necessary to carry out the terms and provisions of this Agreement.

16. Officers. The Member may, from time to time as it deems advisable, appoint one or more officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Member. The Member hereby appoints the following persons to the respective offices set forth under his respective name below, to serve, in each case, until his resignation or removal:

Michael H. Thaman

President

Ralph A. Than

Treasurer

Joseph J. Mikelonis

Secretary

17. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

18. Exculpation and Indemnification. Neither the Member nor any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that an Indemnified Party shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Party’s gross negligence or willful misconduct. To the full extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement, except that no Indemnified Party shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Party by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

19. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

20. Termination of Membership. Subject to Section 22, the termination, dissolution, death, bankruptcy or adjudicated incompetency of a Member shall not cause a dissolution of the Company, but the rights of such Member to share in the allocations and distributions, to assign its interest in the Company pursuant to Section 21 and to vote on any matter on which the Member have the right to vote shall, on the happening of such an event, devolve on its legal representative for the purpose of settling its estate or administering its property.

21. Assignments. A Member may not transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest without the prior written consent of the other Members, if any.

22. Dissolution and Winding Up.

a. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the death, disability, bankruptcy or withdrawal of the last remaining Member and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. Winding Up. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER:

ERIC COMPANY

By:	/s/ Joseph J. Mikelonis
Name:	Joseph J. Mikelonis
Title:	Director

SCHEDULE A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

OCCV3, LLC

Name	Percentage Interest
Eric Company	100%